Exhibit 23.1
CONSENT OF INDEPENDENT RESERVE ENGINEERS AND GEOLOGISTS
     As independent reserve engineers, geologists, and geophysicists, we hereby consent to the references to our Firm’s name and the filing of our Firm’s reserve report on the oil and natural gas reserves of Legacy Reserve LP as of December 31, 2006 and to the inclusion of our reserve report dated January 29, 2007 in the Annual Report on Form 10-K.
LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Name:	Joe A. Young
Title:	Senior Partner

March 28, 2007